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                                                                    EXHIBIT 11.1

     EXHIBIT 11.1 COMPUTATION OF NET LOSS AND PRO FORMA NET LOSS PER SHARE


                                                      Year Ended January 31,
                                              -------------------------------------
                                                 1995         1996         1997
                                              -----------  -----------  -----------
Net loss                                     $(4,791,000) $(6,869,000)  $ (788,000)
Weighted average common shares outstanding     5,425,408    6,362,535    6,794,792
Shares related to Staff Accounting
   Bulletin Topic 4D:
     Common stock (1)                            410,679      410,679      410,679
     Common stock options (2)                  2,084,927    2,084,927    2,084,927
     Preferred stock warrants (3)                  5,175        5,175        5,175
                                             -----------   ----------   ----------
Total shares used in computing
   net loss per share                          7,926,189    8,863,316    9,295,573
Net loss per share                           $     (0.60) $     (0.77)   $   (0.08)
                                             ===========  ===========    =========
Calculation of shares outstanding for
   computing pro forma net loss per share:
     Shares used in computing net loss
        per share
     Adjustment to reflect the effect of the                             9,295,573
        assumed conversion of noncumulative
        convertible preferred stock from the
        date of issuance(4)                                             12,259,614
                                                                        ----------
Shares used in computing pro forma
        net loss per share                                              21,555,187
Pro forma net loss per share                                           $     (0.04)
                                                                       ===========
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(1) Net additional outstanding shares assuming common shares issued after
     January 1, 1996 were issued and outstanding for all prior periods presented and the proceeds were applied to repurchase shares at $8.00 per share.

(2)  Net additional shares from stock options granted after January 1, 1996 assuming the exercise of stock options and repurchase of shares at $8.00 per share, and assumes shares are outstanding in all prior periods.

(3) Net additional shares from Series D preferred stock warrants issued after January 1, 1996 assuming the exercise of the warrants, conversion to common stock and repurchase of shares at $8.00 per share and assumes shares are outstanding in all prior periods.

(4) Series A, B, C and D preferred stock issued before January 1, 1996 (which converts into Common Stock at a rate of one share of preferred stock to one share of Common Stock).